                                                                   EXHIBIT 11(a)

                    [KIRKPATRICK & LOCKHART LLP LETTERHEAD]

R. Charles Miller
(202) 778-9372
millerrc@kl.com
                                  MAY 28,1999




AIM Eastern Europe Fund
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173


Ladies and Gentleman:

     You have requested our opinion, as counsel to AIM Developing Markets Fund ("Acquiring Fund"), a series of AIM Investment Funds ("Trust"), a Delaware business trust, as to certain matters regarding the issuance of Shares of the Trust in connection with the reorganization of AIM Eastern Europe Fund ("Acquired Fund"), a Massachusetts business trust, into Acquiring Fund, as provided for in the Agreement and Plan of Reorganization and Termination between the Trust, acting on behalf of Acquiring Fund, and Acquired Fund ("Plan"). The Plan provides for Acquired Fund to transfer all of its assets to Acquiring Fund in exchange solely for the issuance of Shares and Acquiring Fund's assumption of the liabilities of Acquired Fund. (As used in this letter, the term "Shares" means the Class A shares of beneficial interest in Acquiring Fund to be issued in connection with the Plan.)

     As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Trust's Agreement and Declaration of Trust dated May 7, 1998, as amended ("Agreement"), Amended and Restated Bylaws, and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Delaware that in our experience are normally applicable to the issuance of shares of beneficial interest by business trusts and to the Securities Act of 1933, as amended
("1933 Act"), the Investment Company Act of 1940, as amended ("1940 Act") and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder. With respect to matters governed by the laws of the State of Delaware (excluding the securities laws thereof), we have relied solely on the opinion of Potter Anderson & Corroon LLP, Delaware counsel to the Trust, an executed copy of which is appended hereto as Exhibit A.

AIM Eastern Europe Fund
May 28, 1999
Page 2

         Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Trust; and that, when issued and sold in accordance with the terms contemplated by the Trust's registration statement on Form N-14 ("Registration Statement"), including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been legally issued, fully paid, and non-assessable.

         We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.

                                       Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP



                                       By: /s/ R. CHARLES MILLER
                                           -------------------------------------
                                           R. Charles Miller